Exhibit 99.1

Contact

Bill Aulet, CFO

Viisage

978-952-2200

investor@viisage.com

Viisage Acquires Trans Digital Technologies, Sole Source Provider of

Technologies and Services for U.S. Passports

Positions Company for Leadership Role in Emerging Border Management Opportunities;

Transaction Expected to be Accretive to 2004 Cash Flow

LITTLETON, MASS. – February 17, 2004 – Viisage (NASDAQ: VISG), a leading provider of advanced technology identity solutions, today announced that it has joined forces with Trans Digital Technologies Corporation (“TDT”), a privately held Arlington, VA-based firm, which is the sole source provider of high security technology and services to the U.S. Department of State for the production of U.S. passports. The acquisition provides Viisage with a position of strategic leadership in border management applications, a strong presence in the U.S. Federal Government market, new technological capabilities in secure document offerings, and accelerated, highly profitable revenue growth starting in 2004. The transaction will result in TDT stockholders exchanging their interests in TDT for a combination of cash, notes and newly issued shares of Viisage common stock.

“The acquisition of TDT is transformational for Viisage, as it expands our presence in the identity solutions market and significantly extends our presence in the U.S. Federal Government market,” said Bernard Bailey, president and CEO of Viisage. “Border management has become a critical area for identity solutions. Worldwide, many countries are upgrading the security in their visas, passports, and identity credentials. As a result, initiatives are emerging such as the ‘chip on a passport,’ which requires identity solutions that integrate highly secure identity credentials and biometrics. It was immediately evident that TDT, led by Buddy Beck, provides Viisage with tremendous strategic value and moves us closer to our vision that establishes Viisage as the leader in identity solutions.”

“We are especially pleased this strategic acquisition was achieved on a basis that we expect will be accretive to our operational cash flow in 2004 and at a fair price to the Viisage shareholder,” added Bill Aulet, CFO of Viisage. “Based upon TDT’s backlog today, the company is very attractive to us from a financial standpoint. As we further researched and understood the complementary strategic fit of the two companies and quantified the potential financial results of a combined entity, we realized this was an even more attractive opportunity to potentially positively impact our results in 2004 and beyond. This transaction is expected to significantly accelerate our revenue growth, produce appreciably higher gross margins, make us cash flow positive in 2004 and improve our profitability.”

In 2003, TDT was awarded a five-year contract valued at up to $65 million from the Department of State’s Bureau of Consular Affairs, Passport Services Directorate, for high security production systems for U.S. passports. This win represented an extension of TDT’s earlier contract issued in 1998. A critical component to TDT’s success is the utilization of an exclusive, patented, advanced digital printing system to produce the passports. The system enables the production of highly secure photographic and personal data in a one-step process, and is the cornerstone in ensuring counterfeit-resistant U.S. passports.

B. G. “Buddy” Beck, president and CEO of Trans Digital Technologies, said, “TDT has achieved a great deal since it was founded, and we recognize that we can accomplish much more through the synergy created by our two organizations. Viisage addresses many of the same business problems related to border management, identity theft, and identity fraud. With an expanded portfolio of secure document and biometric technologies used to create identity solutions, we believe our combined company is well positioned to capitalize on the increasing opportunities in the federal government and international markets. We are very excited to be part of the Viisage team.”

As part of the transaction, Viisage will exchange 5.85 million newly issued shares of Viisage common stock, plus notes and cash equaling approximately $20 million, for all outstanding shares of TDT stock. Mr. Beck will join Viisage’s Board of Directors, expanding its membership to seven.

Privately held TDT was spun out of Thermo Electron Corporation in 2000 and has since established a market leading position in providing advanced technology solutions to the U.S. Federal Government for border management applications. In addition to the contract with the Department of State, TDT has contracts with the Department of Defense and the Department of Homeland Security for advanced technology identity solutions. TDT has more than 30 employees, located throughout the United States.

About Viisage

Viisage (NASDAQ: VISG) delivers advanced technology identity solutions for governments, law enforcement agencies and businesses concerned with enhancing security, reducing identity theft, providing access control, and protecting personal privacy. Viisage creates solutions using secure document and face recognition technologies that quickly, reliably, and accurately identify individuals. With over 2,000 installations worldwide, Viisage’s identity solutions stand out as a result of the Company’s industry-leading technology and unique understanding of customer needs.

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This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time to time by the Company through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, changing interpretations of generally accepted accounting principles, outcomes of government reviews, potential fluctuations in quarterly results, the size and timing of award and performance on contracts, dependence on large contracts and a limited number of customers, lengthy sales and implementation cycles, availability and cost of key components, market acceptance of new or enhanced products and services, proprietary technology and changing competitive conditions, system performance, management of growth, dependence on key personnel, ability to complete proposed transactions, ability to obtain project financing, general economic and political conditions and other factors affecting spending by customers, the unpredictable nature of working with government agencies and other risks, uncertainties and factors including those described from time to time in the company’s filings with the Securities and Exchange Commission, including without limitation, the company’s Form 10K for the year ending December 31, 2002 and its quarterly reports on Form 10Q. The Company undertakes no obligation to update any forward-looking statements.

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